James R. Hagerty
888 17th Street, NW, Suite 1000
Washington, DC  20006
jhagerty@kalbianhagerty.com

(202) 223-5600 Telephone
(202) 223-6625 Facsimile
November 14, 2006

GSE Systems, Inc.
7133 Rutherford Road
Baltimore, Maryland 21244

Re:  GSE Systems, Inc. 1995 Long-Term Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for GSE Systems, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 1,875,000 shares of common stock, $.01 par value, of the Company (the “Common Stock”) pursuant to the Company’s 1995 Long-Term Incentive Plan, as amended and restated (the “Plan”). The shares of Common Stock that are to be issued under the Plan are referred to herein as the “Shares.”

We have examined or are familiar with the Third Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware, the Amended and Restated Bylaws of the Company and the minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, the Plan and the registration statement on Form S-8, and such other documents, records and other instruments as we have considered necessary or appropriate for purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plan have been duly authorized and, when and to the extent issued pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the United States of America, the Constitution of the State of Delaware and the General Corporation Law of the State of Delaware, as interpreted by federal courts and the courts of the State of Delaware. For the purposes of this opinion, we assume that the Shares will be issued in compliance with applicable state securities or Blue Sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8.

Very truly yours,

/s/ Kalbian Hagerty LLP